Trace International Holdings, Inc.
                           375 Park Avenue, 11th Floor
                            New York, New York 10152


                                                                February 2, 1999

Foamex International Inc.
1000 Columbia Avenue
Linwood, PA 19061
Attention: Chief Executive Officer

Board of Directors
  of Foamex International Inc.
1000 Columbia Avenue
Linwood, PA 19061
Attention: Chairman

                 Re: Termination of Agreement and Plan of Merger
                 -----------------------------------------------

Dear Ladies and Gentlemen:

         This notice is being provided to you pursuant to the terms of the Agreement and Plan of Merger, dated as of November 5, 1998, by and among Trace International Holdings, Inc. ("Trace"), Trace Merger Sub, Inc. ("Sub") and Foamex International Inc. ("Foamex"), (the "Merger Agreement"). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

         Trace has been informed by its financing sources that the Financing contemplated by the Financing Letters is not available. In light of discussions with investment and commercial banks, all of whom have indicated that they would not be able to provide Financing for a transaction at $12.00 per share, Trace is incapable of obtaining Financing on terms, conditions and in amounts that would not be materially worse for Trace than as set forth in the Financing Letters on or prior to January 29, 1999. Therefore, the condition set forth in Section 6.3(c) of the Merger Agreement is incapable of being satisfied.

Board of Directors of
     Foamex International Inc.                                                 2


         In light of the fact that the condition set forth in Section 6.3(c) is incapable of occurring, pursuant to the terms of Section 7.1(f) of the Merger Agreement, Trace hereby terminates the Merger Agreement. The Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Trace, Sub or Foamex or their respective officers or directors, except as provided in Section 7.2 of the Merger Agreement.


                                              Sincerely yours,


                                              Marshall S. Cogan

cc:  Judith R. Thoyer, Esq.
     Paul, Weiss, Rifkind, Wharton & Garrison